    Press Release

UGI Reports Third Quarter Results
August 5, 2026

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended June 30, 2026.

HIGHLIGHTS
•Q3 GAAP diluted earnings per share ("EPS") of $(0.62) and adjusted diluted EPS of $(0.20) compared to GAAP diluted EPS of $(0.76) and adjusted diluted EPS of $(0.01) in the prior-year period.
•Year-to-date (YTD) GAAP diluted EPS of $3.08 and adjusted diluted EPS of $3.17 compared to GAAP diluted EPS of $3.16 and adjusted diluted EPS of $3.55 in the prior-year period.
•YTD reportable segments earnings before interest expense and income taxes1 ("EBIT") of $1,187 million compared to $1,184 million in the prior-year period, despite the ~$40 million impact of both the previously announced LPG divestitures and warmer than prior year weather.
•On July 31, 2026, the Administrative Law Judges to the gas base rate proceeding issued a Recommended Decision accepting the joint petition for settlement of the gas rate case with no modifications. Pending approval by the PA Public Utility Commission ("PA PUC"), the settlement would permit a two-phase, $65 million distribution rate increase, with the first phase of $40 million effective in October 2026 and a second phase of $25 million effective in October 2027, with a stay-out through January 2029. A final PA PUC decision is expected no later than October 2026.
•Completed several debt transactions to extend maturities and reduce borrowing costs by approximately $30 million on an annualized basis at UGI International, AmeriGas Propane and UGI Energy Services.
•Released the eighth annual ESG report, "Together for a Safe, Reliable, and Sustainable Future," marking a milestone year in which UGI achieved all of its 2025 ESG commitments, including surpassing its goals to reduce Scope 1 emissions by 55%, Total Recordable Injuries by 35%, and Accountable Vehicle Incidents by 50%.
•Reaffirming the revised fiscal 2026 adjusted diluted EPS guidance range of $2.75 - $2.902 per share.

Bob Flexon, President and Chief Executive Officer, said, "The fundamentals across our businesses remain strong. With rising natural gas demand across our regions driven by economic development and load growth from data centers and power generation, we see meaningful opportunities ahead. At our PA Gas Utility, we reached a settlement in the gas base rate case, subject to final approval, which reinforces the focus of our business on customer affordability and investments that drive safety and reliability."

"UGI International offset the impact of divestitures to deliver comparable year-to-date EBIT on a year-over-year basis, while continuing to generate top-tier return on capital employed and free cash flow conversion. At AmeriGas, the transformation is taking hold and this is driving improved volume retention and favorable trends across several leading indicators, including safety, net promoter score, zero fills, and out-of-gas incidents."

“As we finish fiscal 2026, our focus is on being fully prepared for the upcoming winter heating season across all segments, and at AmeriGas in particular. With our portfolio of well-positioned businesses and through disciplined execution, we are building a more resilient and profitable UGI that will create long-term value for shareholders."

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, August 6, 2026. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website at https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event until 11:59 PM ET August 5, 2027.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498

ABOUT UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted net income attributable to UGI Corporation" and "adjusted diluted EPS", each of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income attributable to UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

The tables on the last page of this press release reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure to adjusted net income attributable to UGI Corporation, and diluted EPS, the most comparable GAAP measure to adjusted diluted EPS, to reflect the adjustments referred to above.

1 Reportable segments' EBIT represents an aggregate of our reportable operating segment level EBIT, as determined in accordance with GAAP.
2 Because we are unable to predict certain potentially material items affecting diluted EPS on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments, we cannot reconcile fiscal year 2026 adjusted diluted EPS, a non-GAAP measure, to diluted EPS, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement, whether as a result of new information or future events, except as required by the federal securities laws.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

Utilities

For the fiscal quarter ended June 30,	2026	2025	(Decrease) Increase
Revenues	$302	$287	$15	5%
Total margin (a)	$181	$168	$13	8%
Operating and administrative expenses	$96	$96	$—	—%
Operating income	$39	$29	$10	34%
Earnings before interest expense and income taxes	$40	$30	$10	33%
Gas Utility system throughput - billions of cubic feet
Core market	12	12	—	—%
Total	73	82	(9)	(11)%
Gas Utility degree days—% (warmer) than normal (b)	(4.1)%	(8.9)%
Capital expenditures	$150	$146	$4	3%

•Gas Utility service territory experienced temperatures that were 6% colder than the prior-year period.
•Notwithstanding the colder weather, Gas Utility core market volumes were comparable to the prior-year period.
•Total margin increased $13 million primarily due to the effect of higher gas base rates that went into effect in PA.
•Operating income increased $10 million as higher total margin ($13 million) was partially offset by increased depreciation expense ($3 million) from continued distribution system capital expenditure activity.

Midstream & Marketing

For the fiscal quarter ended June 30,	2026	2025	(Decrease) Increase
Revenues	$249	$278	$(29)	(10)%
Total margin (a)	$90	$77	$13	17%
Operating and administrative expenses	$40	$32	$8	25%
Operating income	$31	$27	$4	15%
Earnings before interest expense and income taxes	$30	$27	$3	11%
Heating degree days - % (warmer) than normal (b)	(10.2)%	(5.4)%
Capital expenditures	$16	$30	$(14)	(47)%

•Temperatures were 5% warmer than the prior-year period.
•Total margin increased $13 million largely due to the timing of capacity margin and recovery of higher pipeline costs, as previously anticipated.
•Operating and administrative expenses increased $8 million primarily due to plants placed in service last year.
•Operating income increased $4 million as higher total margin ($13 million) was partially offset by increased operating and administrative expenses.

UGI International

For the fiscal quarter ended June 30,	2026	2025	(Decrease) Increase
Revenues	$436	$437	$(1)	—%
Total margin (a)	$186	$192	$(6)	(3)%
Operating and administrative expenses (a)	$126	$129	$(3)	(2)%
Operating income	$41	$43	$(2)	(5)%
Earnings before interest expense and income taxes	$41	$43	$(2)	(5)%
LPG retail gallons sold (millions)	125	139	(14)	(10)%
Heating degree days - % (warmer) than normal (b)	(23.1)%	(20.8)%
Capital expenditures	$26	$24	$2	8%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2026 and 2025 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.16 and $1.13, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.34 in both periods.

•Temperatures were 2% warmer than the prior-year period.
•Retail volumes were 10% lower than the prior-year period due to divesting the LPG businesses in Italy, Austria and Eastern Europe.
•Total margin decreased $6 million as the effects of higher average unit margins and the translation effects of the stronger foreign currencies (~$5 million) were more than offset by the impact of the divestitures.
•Operating and administrative expenses decreased $3 million as the impact of the aforementioned divestitures, as well as lower personnel expenses, were largely offset by the translation effects of the stronger foreign currencies (~$3 million).
•EBIT decreased $2 million largely reflecting the effects of the aforementioned divestitures.

AmeriGas Propane

For the fiscal quarter ended June 30,	2026	2025	(Decrease) Increase
Revenues	$372	$434	$(62)	(14)%
Total margin (a)	$201	$227	$(26)	(11)%
Operating and administrative expenses	$220	$220	$—	—%
Operating loss / loss before interest expense and income taxes	$(53)	$(28)	$(25)	(89)%
Retail gallons sold (millions)	124	138	(14)	(10)%
Heating degree days - % colder (warmer) than normal (b)	1.9%	(0.1)%
Capital expenditures	$27	$20	$7	35%
•Temperatures for the quarter were comparable to the prior-year period.
•Retail gallons decreased 10%, primarily reflecting April temperatures that were 16% warmer than the prior year and continuing customer attrition. On a weather-adjusted basis and excluding the Hawaii divestiture, retail gallons decreased 6% versus the prior-year period and 2% on a year-to-date basis when compared to the prior year.
•Total margin decreased $26 million largely due to lower retail gallons and reduced fee income.
•EBIT decreased $25 million largely reflecting lower total margin.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025	2026	2025
Revenues:
Utilities	$302	$287	$1,773	$1,545	$1,989	$1,747
Midstream & Marketing	249	278	1,391	1,232	1,642	1,471
UGI International	436	437	1,632	1,725	2,026	2,151
AmeriGas Propane	372	434	1,731	1,909	2,098	2,311
Corporate & Other (a)	(28)	(42)	(428)	(321)	(459)	(348)
Total revenues	$1,331	$1,394	$6,099	$6,090	$7,296	$7,332
Earnings (loss) before interest expense and income taxes:
Utilities	$40	$30	$447	$412	$438	$412
Midstream & Marketing	30	27	268	276	285	291
UGI International	41	43	297	296	315	314
AmeriGas Propane	(53)	(28)	175	200	141	160
Total reportable segments	58	72	1,187	1,184	1,179	1,177
Corporate & Other (a)	(110)	(199)	(6)	(96)	21	(345)
Total earnings (loss) before interest expense and income taxes	(52)	(127)	1,181	1,088	1,200	832
Interest expense:
Utilities	(29)	(24)	(88)	(75)	(113)	(99)
Midstream & Marketing	(15)	(11)	(44)	(35)	(58)	(47)
UGI International	(11)	(13)	(33)	(34)	(45)	(45)
AmeriGas Propane	(35)	(36)	(110)	(106)	(148)	(140)
Corporate & Other, net (a)	(19)	(17)	(56)	(55)	(73)	(72)
Total interest expense	(109)	(101)	(331)	(305)	(437)	(403)
Income (loss) before income taxes	(161)	(228)	850	783	763	429
Income tax benefit (expense)	28	65	(166)	(92)	(92)	(11)
Net income (loss) attributable to UGI Corporation	$(133)	$(163)	$684	$691	$671	$418
Earnings (loss) per share attributable to UGI shareholders:
Basic	$(0.62)	$(0.76)	$3.18	$3.22	$3.12	$1.95
Diluted	$(0.62)	$(0.76)	$3.08	$3.16	$3.03	$1.92
Weighted Average common shares outstanding (thousands):
Basic	214,690	214,813	214,789	214,896	214,868	214,899
Diluted	214,690	214,813	221,787	218,423	221,686	217,661
Supplemental information:
Net income (loss) attributable to UGI Corporation:
Utilities	$9	$5	$278	$260	$255	$243
Midstream & Marketing	12	19	182	258	193	262
UGI International	18	36	224	229	237	278
AmeriGas Propane	(62)	37	47	16	67	(24)
Total reportable segments	(23)	97	731	763	752	759
Corporate & Other (a)	(110)	(260)	(47)	(72)	(81)	(341)
Total net income (loss) attributable to UGI Corporation	$(133)	$(163)	$684	$691	$671	$418

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our Chief Operating Decision Maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share.

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted EPS, the most comparable GAAP measure, to adjusted diluted EPS, to reflect the adjustments referred to previously:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025	2026	2025
Adjusted net income (loss) attributable to UGI Corporation (millions):
Net income (loss) attributable to UGI Corporation	$(133)	$(163)	$684	$691	$671	$418
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(15), $(31), $11, $(2), $11 and $(1), respectively)	76	81	(21)	12	(26)	18
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $1, $(7), $6, $(4), $7 and $(8), respectively)	(6)	18	(17)	12	(22)	21
Loss associated with impairment of AmeriGas Propane goodwill (net of tax of $0, $0, $0, $0, $0, and $(3), respectively)	—	—	—	—	—	192
Loss on extinguishment of debt (net of tax of $(4), $(2), $(4), $(2), $(4) and $(3), respectively)	11	8	11	8	11	9
Costs associated with exit of the UGI International energy marketing business (net of tax of $0, $0, $0, $0, $0 and $(1), respectively)	—	—	—	—	—	1
Net loss (gain) on disposals of businesses (net of tax of $(2), $(1), $(1), $(1), $2 and $5, respectively)	5	53	41	53	26	63
Impact of change in tax law	—	—	—	—	(10)	—
Restructuring costs (net of tax of $(2), $0, $(2), $0, $(2) and $(8), respectively)	4	—	4	—	4	19
Total adjustments (1)	90	160	18	85	(17)	323
Adjusted net income (loss) attributable to UGI Corporation	$(43)	$(3)	$702	$776	$654	$741

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted	$(0.62)	$(0.76)	$3.08	$3.16	$3.03	$1.92
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	0.36	0.38	(0.08)	0.06	(0.12)	0.08
Unrealized losses (gains) on foreign currency derivative instruments	(0.03)	0.08	(0.08)	0.05	(0.10)	0.10
Loss associated with impairment of AmeriGas Propane goodwill	—	—	—	—	—	0.88
Loss on extinguishment of debt	0.05	0.04	0.05	0.04	0.05	0.04
Costs associated with the exit of the UGI International energy marketing business	—	—	—	—	—	—
Net loss (gain) on disposals of businesses	0.02	0.25	0.18	0.24	0.12	0.29
Impact of change in tax law	—	—	—	—	(0.05)	—
Restructuring costs	0.02	—	0.02	—	0.02	0.09
Total adjustments	0.42	0.75	0.09	0.39	(0.08)	1.48
Adjusted diluted earnings per share	$(0.20)	$(0.01)	$3.17	$3.55	$2.95	$3.40
(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.